Exhibit 107

Calculation of Filing Fee

Exhibit 107

Form S-1

(Form Type)

TRxADE HEALTH, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.00001 par value(1) per share	N/A	[-]	[-]	$5,000,000	$110.20 per million	$551
Carry Forward Securities
Total Offering Amounts						$5,000,000		$551
Total Fees Previously Paid
Total Fee Offsets					0

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.